[Troy & Gould Letterhead]

Exhibit 5.1
November 14, 2006

SORL Auto Parts, Inc.
No. 1169 Yumeng Road
Ruian Economic Development District
Ruian City, Zhejiang Province 325200
People’s Republic of China

Re: Registration Statement on Form S-1; File No. 333-128384

Ladies and Gentlemen:

We have acted as counsel to SORL Auto Parts, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1, as amended, File No. 333-137019, including the exhibits that have been filed therewith (the “Registration Statement”), that the Company has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and that relates to the offer and sale by the Company of up to $30 million of shares of Common Stock, $.002 par value (the “Shares”) for sale by the Company.

As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (iii) resolutions of the Company’s Board of Directors pertaining to the Registration Statement and related matters; and (iv) such certificates of public officials and officers of the Company and other documents as we have considered necessary or appropriate as a basis for rendering our opinion.

With your permission, in order to render our opinion, we have made and relied upon the following assumptions, all without any independent investigation or inquiry by us:

A. All signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

B. The Company will issue the Shares in accordance with the terms and conditions of the Registration Statement.

We neither express nor imply any opinion as to the laws of any jurisdiction other than applicable statutory provisions of the General Corporation Law of the State of Delaware (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial and regulatory determinations interpreting the Delaware General Corporation Law). We neither express nor imply any opinion with respect to the laws of any other jurisdiction, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions and is rendered as of the effective date of this Registration Statement. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law.

Based upon and subject to all of the foregoing, we are of the opinion that the Shares, when issued, sold and delivered by the Company against receipt of the purchase price therefor and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference made to us in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” However, by giving you this opinion letter and consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troy & Gould PC

TROY & GOULD PC